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                                                                   EXHIBIT 10.45


Mr. Richard M. Haugen
8 Bluff View
Irvine, California  92715

RE:     AMYLIN PHARMACEUTICALS, INC.

Dear Rick:

        This letter will confirm our discussions regarding your employment with Amylin Pharmaceuticals, Inc. ("Amylin").

        The Board of Directors has decided with great reluctance and regret to accept, effective as of March 25, 1998, your resignation as Chief Executive Officer, President and a director of Amylin. Following that date, you will continue as a full-time employee of Amylin at your current base salary through June 30, 1998 assisting the new Chief Executive Officer to effect an orderly transition. You will continue to be eligible to participate in Amylin's employee benefit plans during that period.

        From July 1, 1998 through June 30, 1999, you will serve as a consultant to Amylin. Amylin will compensate you for such services at the rate of $20,000 per month, payable on Amylin's regular paydays for employees. You will participate in a phantom stock salary deferral program with respect to 15% of such compensation. Your monthly time commitment as a consultant and the services to be performed will be as agreed by you and Amylin's new Chief Executive Officer.

        Your currently outstanding 500,000 share option to purchase Amylin Common Stock will continue to vest in accordance with its terms through June 30, 1998. To the extent such option is vested as of June 30, 1998, it shall remain outstanding and exercisable in accordance with its terms through June 30, 1999. Your option to purchase 35,000 shares of Amylin Common Stock granted March 13, 1998 will be accelerated and vested in full effective as of March 25, 1998 and shall remain outstanding and exercisable in accordance with its terms through June 30, 1999.

        The provisions of this letter supersede any other agreements or promises made to you relating to the subject matter of this letter.

        On behalf of the Board of Directors, I would like to thank you for your extraordinary service and devotion to the employees of Amylin and to those people throughout the world who will ultimately benefit from the scientific advances being made at Amylin. We are very grateful for your willingness to assist the Company through June of 1999.




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Mr. Richard M. Haugen
March 25, 1998
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        With appreciation and the highest regard of your colleagues on the Board of Directors.

                                   Sincerely,

                                   /s/ JAMES C. GAITHER

                                   James C. Gaither
                                   On behalf of the Board of Directors of
                                   Amylin Pharmaceuticals, Inc.

cc:     Thomas A. Coll, Esq.

Accepted and agreed to this __ day of March, 1998:


/s/ RICHARD M. HAUGEN
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Richard M. Haugen


March 25, 1998
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Date